Exhibit 10.17

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment (“Amendment”), dated as of March 3, 2023 (the “Amendment Date”), amends the Employment Agreement between MATINAS BIOPHARMA HOLDINGS, INC. (the “Company”) and JEROME D. JABBOUR (the “Executive”) dated as of March 22, 2018 (the “Agreement”). All capitalized terms not defined herein shall have the meanings set forth in the Agreement.

R E C I T A L S

WHEREAS, the Company and the Executive desire to amend the Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

1. Amendments.

1.1 Section 4.1(d) of the Agreement is hereby replaced in its entirety with the following:

(d) If the Executive’s employment is terminated pursuant to Section 4.1(a) other than during the Post-Change in Control Period (as defined in Section 4.1(e)), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations (as defined in Section 4.2(b));

(ii) for awards granted prior to December 31, 2021 only, accelerated vesting of fifty percent (50%) of the Executive’s outstanding stock options, restricted stock and other equity incentive awards;

(iii) an extension of the period of time that the Executive may exercise stock options granted to the Executive that have vested as of the Termination Date (the “Vested Options”) from 90 days to two years after the Termination Date; and

(iv) subject to Section 4.4 and Section 4.5:

(A) payments equal to twelve (12) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the Termination Date (the “Pre-CIC Base Severance”);

(B) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for the twelve (12) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “Pre-CIC COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such Pre-CIC COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Pre-CIC COBRA Assistance been provided in the manner described above or cause a violation of Section 409A (as defined in Section 5.16); and

(C) a payment equal to the Executive’s Target Annual Bonus for the calendar year in which the Termination Date occurs, pro-rated for the portion of the year that has elapsed prior to the Termination Date, payable in a lump sum on the 60th day following the Termination Date (such payment, together with the Pre-CIC Base Severance, the “Pre-CIC Severance Payments”)

1.2. Section 4.1(e) of the Agreement is hereby replaced in its entirety with the following:

(e) If the Executive’s employment is terminated pursuant to Section 4.1(a) during the twenty-four (24) months immediately following a Change in Control (as defined below) (the “Post-Change in Control Period”), the Executive shall, in full discharge of all of the Company’s obligations to the Executive (and in lieu of any payments and benefits set forth in Section 4.1(d)), be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations;

(ii) full accelerated vesting of all of the Executive’s outstanding stock options, restricted stock and other equity incentive awards;

(iii) an extension of the period of time that the Executive may exercise his Vested Options from 90 days to two years after the Termination Date; and

(iv) subject to Section 4.4 and Section 4.5:

(A) payments equal to eighteen (18) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the Termination Date (the “Post-CIC Base Severance”);

(B) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for eighteen (18) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “Post-CIC COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such Post-CIC COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Post-CIC COBRA Assistance been provided in the manner described above or cause a violation of Section 409A; and

(C) a payment equal to 1.5 times the Executive’s Target Annual Bonus for the calendar year in which the Termination Date occurs, payable in a lump sum on the 60th day following the Termination Date (such payment, together with the Post-CIC Base Severance, the “Post-CIC Severance Payments”).

2. Effect of Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect. This Amendment shall not itself be amended, except as part of any future amendment to the Agreement effected in accordance with the terms thereof. The terms of this Amendment may be reflected in an amended and restated employment agreement upon approval and execution thereof.

3. Further Assurances. Each party agrees to execute and deliver such other documents and to do such other acts and things as any other party may reasonably request from time to time for the purpose of carrying out the intent of this Amendment.

4. Miscellaneous.

4.1. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Company and the Executive and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

4.2. Governing Law. This Amendment and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules.

4.3. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date set forth above.

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Keith A. Kucinski
Name:	Keith A. Kucinski
Title:	Chief Financial Officer

/s/ Jerome D. Jabbour
Jerome D. Jabbour